Exhibit 10(b)

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is made by and between Randy L. Kummer (hereinafter referred to as “Employee”) and the Cleveland-Cliffs Inc (hereinafter referred to as “Employer”).

WITNESSETH

WHEREAS, Employee has elected to resign his employment as Senior Vice President, Human Resources; and

WHEREAS, Employee and Employer desire to establish an amicable separation of Employee’s employment and to settle fully and finally any and all differences between them which have arisen, or may arise, out of the employment relationship and/or the termination of that relationship.

NOW, THEREFORE, in consideration of the mutual promises, payment and benefits hereunder contained and intending to be legally bound hereby, the parties represent, warrant, covenant and agree as follows:

A.        Employee’s employment with Employer will be terminated effective October 3, 2009 (“Date of Separation”).

B.        Within thirty (30) days after the Effective Date of this Agreement, stated below, Employee shall receive a lump sum payment equal to two years’ base pay (at his regular base compensation rate of $274,000 per year) for a total of $548,000, plus $160,000, an amount approximating Employee’s expected payout under the Company’s 2008 Executive Management Performance Incentive (EMPI) Plan, pro-rated for service during 2008, minus appropriate withholdings and deductions including, but not limited to, applicable FICA deductions and federal, state and city income tax deductions (the “Severance Payment”).

C.        Performance Shares, Retention Unit and Restricted Stock Unit Grants that Employee has received under the Company’s Long-Term Incentive Plans during the period of his employment with the Company will be prorated based upon the number of months of employment with the Company during the incentive period and awarded on the date and on the same calculation basis as such awards are made at the end of the respective incentive periods to which they apply, less appropriate withholdings and deductions including, but not limited to, applicable FICA deductions and federal, state and city income taxes. Restricted Stock granted to Employee in 2006 under the Company’s 1992 Incentive Equity Plan shall become non-forfeitable on the date of Separation, as if Employee had been involuntarily terminated without cause, and shall be so paid in accordance with the terms of Employee’s 2006 Restricted Stock Agreement.

D.        In addition to the Severance Payment, Performance Shares, Retention Units, Restricted Stock Units and Restricted Stock set forth above, Employee and eligible dependents shall be entitled to continuation of coverage under Employer’s health/medical and dental insurance plans at his own expense pursuant to any rights he may have under the federal Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended Internal Revenue Code § 4980 B(f). Such continuation shall be afforded up to a maximum period provided by law so long as Employee submits payments for elected coverage and otherwise complies with conditions of continuation on a timely basis.

As additional consideration for Employee’s covenants and obligations hereunder, should Employee elect such continued coverage under Employer’s health/medical insurance plan, Employer shall pay all premiums for such coverage and for coverage under the

Employer’s dental insurance plan, less any employee contributions required of similarly-situated employees pursuant to Employer’s policies, customs and practices, for a period of twenty four (24) months following the Date of Separation or until Employee becomes eligible to participate in any plan similar to that provided by the Company, through subsequent employment or otherwise, whichever occurs first. Thereafter, Employee must timely submit required payments and otherwise comply with conditions for continuation should he wish his benefits to be continued consistent with his legal entitlements. For the purposes of this paragraph, a “similar plan” is defined as any plan covering the same benefit without regard to specific entitlements thereunder.

E.        As further consideration for Employee’s covenants and obligations hereunder, Employee shall, for a period of up to twelve (12) months following the Date of Separation, be eligible to receive Employer paid Relocation Assistance as otherwise available to full-time, exempt salaried employees transferring within North America (under the Employer’s Relocation Assistance Guideline effective as of January 1, 2008), provided such benefits are not paid by another employer.

F.        Employer will engage an executive outplacement service to assist Employee in finding suitable employment. Such service shall begin within six months following the Date of Separation at a time designated by Employee and will be available to Employee at no cost to Employee for a period of up to 12 months following the beginning of such outplacement service.

G.        Employee may retain the IBM laptop computer that he presently uses and title shall be transferred to Employee. Continued use of programs on that computer will be subject to limitations that may apply to Employer’s licenses for such programs.

H.        Employee acknowledges and agrees that the Severance Payment, Performance Shares and Retention Unit awards, Restricted Stock, health and dental benefit continuation, Relocation Assistance and outplacement service outlined above are benefits to which Employee is not otherwise entitled pursuant to the employment relationship, the termination of the employment relationship, or otherwise, and Employee acknowledges and agrees that said payments and benefits are intended to and do constitute adequate consideration for Employee’s covenants and obligations set forth in the Agreement.

I.        Employee hereby forever gives up, waives and releases any right to recall or reinstatement by Employer or any of its affiliated companies, and Employee does hereby for himself and for his heirs, executors, successors, and assigns, release and forever discharge Employer, as well as each of its past and present successors, assigns, divisions, parents, subsidiaries, related or affiliated companies, and the officers, directors, shareholders, members, employees, heirs, agents and attorneys of each of the following, including without limitation any and all management and supervisory employees, and all persons acting under or in concert with any of them (hereinafter collectively termed the “Released Parties”) of and from any and all debts, claims, demands, charges, complaints, grievances, promises, actions or causes of action, suits at law or equity, and/or damages of any kind and every kind that Employee has or may have, whether known or unknown, including, but not limited to, any and all claims and/or demands for back pay, reinstatement, hire or re-hire, front pay, stock options, performance shares, retention units, group insurance or employee benefits of whatsoever kind (except on rights expressly provided for herein), claims for monies and/or expenses, any claims arising out of or relating to the cessation of Employee’s employment with Employer, any claims for breach of contract or Employee’s failure to obtain employment with any other person or employer, claims for discrimination on any basis arising under any federal, state or local statute, ordinance, order or law, and any and all claims for wrongful termination of employment, misrepresentation, harassment, mental anguish, emotional distress, breach of contract, breach of implied contract, promissory estoppel, defamation, violation of public policy, attorney’s fees and costs of any legal proceeding, if any, and any and all other claims or causes of action, however denominated, that Employee has or may have by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any act and/or omission that has occurred up to the Effective Date of this Agreement. In addition, Employee agrees never to apply for employment of any kind with Employer or any of its affiliated companies. This release does not apply to Employee’s entitlements under this Agreement.

J.        Employee covenants and agrees that Employee will not bring, commence, institute, maintain, prosecute, or voluntarily aid any action or proceeding or otherwise prosecute or sue Employer either affirmatively or by way of cross complaint, defense or counterclaims, or in any other manner with respect to the claims herein released. The foregoing sentence shall be construed as a covenant not to sue. This Agreement may be introduced as evidence at any legal proceedings as a complete defense to any claims ever asserted by Employee against the Released Parties.

K.        Employee represents that Employee has not filed any complaints or charges against the Employer with any local, state or federal government agency or with any local, state or federal court, that Employee will not do so at any time hereinafter, and that if any such agency or court assumes jurisdiction of any complaint or charge against the Employer on behalf of Employee, Employee will request such agency or court to withdraw from the matter, or refuse any benefits derived therefrom; provided, however, that this Agreement will not affect the

Employee’s rights to file a charge with or otherwise participate in an investigation or proceeding conducted by the Equal Opportunity Commission regarding a claim under the Age Discrimination in Employment Act or under any state or federal discrimination or harassment law(s) or statute(s) relating to matters which arise after the Effective Date of this Agreement, stated below, and which are not the subject of this Agreement.

L.        Employee represents and agrees that, as of the Effective Date of Agreement, stated below, Employee has not assigned or transferred any of the released claims or any portion thereof or interest therein to any other person or entity.

M.        Employee agrees to promptly return to Employer all original and copies of Employer’s documents and information, regardless of the form on which such information has been maintained or stored, including without limitation, computer disks, tapes or other forms of computer storage.

N.        Employee recognizes and understands that, by executing this Agreement, he shall be releasing the Released Parties, defined above, from any claims that he now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621, et seq., as amended, by his signing this Agreement.

O.        Employee acknowledges being advised that he should thoroughly review and understand the meaning and effect of this Agreement, before signing and returning this Agreement. Employee also acknowledges being advised to consult with an attorney prior to executing this Agreement. Employee further acknowledges that, prior to signing this Agreement, he has been given at least twenty-one (21) days to consider this Agreement with whomever he desires, including legal counsel, and that he has signed this Agreement freely, without coercion or promise of any benefit beyond that contained in this Agreement.

Furthermore, notwithstanding the fact that the Employer has allowed Employee twenty-one (21) days to consider this Agreement, in the event Employee elects to execute this Agreement prior to the end of such twenty-one (21) day period, by his signature below, Employee represents, acknowledges and agrees that his decision to accept this shortening of the time was knowing and voluntary and was not induced by fraud, misrepresentation or any threat to withdraw or alter the benefits provided by the Employer herein, or by the Employer providing different terms to any similarly-situated employee executing this Agreement prior to the end of such twenty-one (21) consideration period. In signing below, Employee expressly acknowledges that his execution of same is with full knowledge of the consequences thereof and is of his own free will.

P.        Both Employer and Employee agree and recognize that, for a period of seven (7) calendar days following Employee’s execution of this Agreement, Employee may revoke this Agreement by providing written notice revoking the same, within the seven (7) day period, to Joseph A. Carrabba, Chairman, President and Chief Executive Officer, Cleveland-Cliffs Inc, 1100 Superior Avenue, Cleveland, Ohio 44114. Such revocation of this Agreement by Employee also will automatically revoke the acceptance of the offer set forth herein and Employee will not be entitled to any amounts and/or benefits described herein. Employee also agrees that he will not receive any of the payments described in paragraph B through F of the Agreement until after this seven-day revocation has expired.

Q.        Each of the parties has read and fully understands this Agreement. Employee understands and acknowledges that the circumstances leading up to and surrounding this Agreement and the terms and conditions of this Agreement are confidential. Employee agrees not to disclose the circumstances leading up to and surrounding the fact and/or terms of this

Agreement to any person without the written consent of Employer, except to Employee’s present attorney, tax advisors or immediate family.

R.        This Agreement has been drafted by the Parties. It should be construed according to the fair intent of the language as a whole and not for or against either party.

S.        This Agreement constitutes the entire agreement between the parties hereto in connection with the subject matter of this Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties in connection with the subject matter of this Agreement. No modification to this Agreement shall be effective, unless in writing and signed by the President of Employer and Employee.

T.        This Agreement has been made in Ohio, and Ohio law shall apply to it. If any part is found to be invalid, the remaining parts of this Agreement will remain in effect as if no invalid part existed.

U.        This Agreement is binding on the parties hereto and upon their respective successors, heirs, legal representatives and assigns.

V.        This Agreement and all documents executed pursuant to it may be executed in counterparts and, upon signing by all parties, each of such counterparts will be deemed an original.

EMPLOYEE REPRESENTS THAT HE HAS CAREFULLY READ THIS SEPARATION AGREEMENT AND HAS HAD A FULL OPPORTUNITY TO HAVE THIS SEPARATION AGREEMENT REVIEWED BY LEGAL COUNSEL SELECTED BY THE EMPLOYEE. EMPLOYEE FURTHER REPRESENTS THAT HE UNDERSTANDS THE CONTENT AND CONSEQUENCES OF SIGNING THE SEPARATION AGREEMENT AND THAT EMPLOYEE EXECUTES IT AS HIS OWN FREE ACT AND DEED INTENDING TO BE LEGALLY BOUND BY IT. EMPLOYEE ALSO REPRESENTS THAT EMPLOYEE UNDERSTANDS THAT HE IS WAIVING AMONG OTHER THINGS, ANY RIGHT OR CLAIMS ARISING UNDER FEDERAL OR STATE LAW.

IN WITNESS WHEREOF, Employee and Employer have executed this Agreement effective and binding as of the Effective Date of this Agreement.

DATE OF EXECUTION BY EMPLOYEE (“Effective Date of Agreement” is this date)	AGREED TO AND ACCEPTED BY:

2-Oct-2008	/s/ Randy L. Kummer
Randy L. Kummer

EXECUTION WITNESSED BY:

/s/ George W. Hawk, Jr.

DATE OF EXECUTION BY THE COMPANY:	AGREED TO AND ACCEPTED BY Cleveland-Cliffs Inc:

October 2, 2008	/s/ Joseph A. Carrabba

EXECUTION WITNESSED BY:

/s/ George W. Hawk, Jr.

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